Exhibit 99.1

FOR IMMEDIATE RELEASE

August 2, 2011

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Announces Share Repurchase Program

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 124-year-old IBERIABANK (www.iberiabank.com), announced today that the Board of Directors of the Company authorized the repurchase of up to 900,000 shares of the Company’s outstanding common stock. This repurchase authorization equates to approximately 3% of total shares outstanding. Stock repurchases under this program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. Consistent with prior share repurchase programs, the Company currently anticipates the share repurchase program will extend over a one-year time frame, or earlier if the shares have been repurchased.

Completed Share Repurchase Programs

Repurchase Program	Announced	Completed	Months	Shares Purchased*	Weighted Average Price*
February 2000	2/17/00	12/11/00	10	375,000	$14.30
December 2000	12/12/00	12/17/01	12	375,000	22.44
December 2001	12/18/01	12/2/02	11	375,000	30.22
November 2002	11/18/02	9/2/03	9	162,500	35.10
September 2003	9/17/03	6/24/04	9	375,000	46.44
June 2004	6/25/04	5/4/05	10	218,750	47.23
May 2005	5/4/05	5/15/07	24	375,000	51.54

*	Adjusted for 5-for-4 stock split paid on August 15, 2005.

“We believe the share repurchase program announced today provides an attractive investment in our Company that will enhance shareholder value over the long-term,” commented Daryl G. Byrd, President and Chief Executive Officer of the Company. “This program is a reflection of our confidence in the strategic direction, the long-term financial prospects, and the improvements we continue to achieve in our franchise.”

Byrd continued, “The challenging economic environment continues to provide our Company favorable acquisition and organic growth opportunities. We expect to continue to actively participate in, and benefit from, those opportunities. This share repurchase program provides a supplemental investment that has favorable risk and return characteristics.”

The Company completed five FDIC-assisted acquisitions and seven live bank acquisitions over the last nine years, and maintains favorable asset quality measures and strong capital ratios compared to peers. The equity-to-

assets ratio was 13.16% at June 30, 2011, compared to 12.58% one year ago. At June 30, 2011, the Company reported a tangible common equity ratio of 10.15%, compared to 10.35% one year ago.

Regulatory Capital Ratios

At June 30, 2011

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK Corporation
Tier 1 Leverage	5.00%	9.75%	12.01%
Tier 1 Risk Based	6.00%	13.08%	16.06%
Total Risk Based	10.00%	14.34%	17.32%

The Company issued common stock on three occasions over the last three years. Most recently, the Company sold 5,973,207 shares of common stock on March 8, 2010 at a price of $57.75 with net proceeds of $329 million.

The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be extended, modified, suspended, or discontinued at any time.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with $11.5 billion in assets and $1.5 billion in shareholders’ equity at June 30, 2011. The Company has 259 combined offices, including 170 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 24 title insurance offices in Arkansas and Louisiana, mortgage representatives in 58 locations in 12 states, six locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, LLC office in New Orleans. The Company opened two new bank branch offices since March 31, 2011, in Birmingham and Houston, and mortgage offices in Warner Robins, Georgia, Searcy, Arkansas, and Deland, Florida.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.5 billion, based on the NASDAQ closing stock price on August 2, 2011.

The following 13 investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Guggenheim Partners

•	Keefe, Bruyette & Woods

•	Morgan Keegan & Company, Inc.

•	Oppenheimer & Co., Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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